Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-4 of Memorial Production Partners LP (the Partnership) of (i) our report dated June 19, 2013, with respect to the consolidated and combined balance sheets of the Partnership as of December 31, 2012 and 2011, and the related consolidated and combined statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2012, which report appears in the Current Report on Form 8-K dated June 19, 2013 and (ii) our report dated March 5, 2013 on the effectiveness of internal control over financial reporting as of December 31, 2012, which report appears in the Annual Report on Form 10-K for the year ended December 31, 2012, and to the reference to our firm under the heading “Experts” in the registration statement.

Our report dated March 5, 2013, on the effectiveness of internal control over financial reporting as of December 31, 2012, contains an explanatory paragraph that states that the Partnership acquired certain operating interests in producing and non-producing oil and gas properties offshore Southern California that were acquired in December 2012 from related parties (the Beta Acquisition), and management has excluded from its assessment of the effectiveness of the Partnership’s internal control over financial reporting associated assets of approximately 23% of the Partnership’s total assets as of December 31, 2013 and revenues of approximately 43% of the Partnership’s total revenue for the year ended December 31, 2012 included in the consolidated and combined financial statements of the Partnership as of and for the year ended December 31, 2012. Our audit of the internal control over financial reporting of the Partnership also excluded an evaluation of the internal control over financial reporting of the Beta Acquisition.

As discussed in note 1 to the consolidated and combined financial statements appearing in the Current Report on Form 8-K dated June 19, 2013, the balance sheets, and the related statements of operations, equity, and cash flows have been prepared on a combined basis of accounting.

/s/ KPMG LLP

Dallas, TX

June 19, 2013